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Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107301

PROSPECTUS SUPPLEMENT DATED APRIL 13, 2004
(To Prospectus Dated August 6, 2003)

SUPERGEN, INC.

5,004,000 Shares

COMMON STOCK

        This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

        On January 14, 2004, OTAPE LLC transferred a senior convertible note in the principal amount of $1 million to OTA LLC, convertible into 226,623 shares of common stock at a price per share of $6.3638.

        The section captioned "Selling Security Holders" commencing on page 39 of the Prospectus is hereby amended to reflect the following changes:

Name	Shares Beneficially Owned Prior to the Offering*	Number of Shares Being Offered*	Shares Beneficially Owned After the Offering*
OTA LLC	430,623(1)	226,623	—

*
The table assumes that the selling security holder sells all of its shares being offered pursuant to this Prospectus Supplement and other prospectuses and prospectus supplements. We are unable to determine the exact number of shares that will actually be sold.

(1)
Includes (i) 226,623 shares of common stock registered for resale under this Prospectus Supplement; (ii) 110,000 shares subject to the warrants transferred from OTATO LP and OTAPE LLC registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-100707); and (iii) 94,000 shares subject to a warrant transferred from OTAPE LLC registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-104255).

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  Filing Pursuant to Rule 424(b)(3) Registration Statement No. 333-107301
PROSPECTUS SUPPLEMENT DATED APRIL 13, 2004 (To Prospectus Dated August 6, 2003) SUPERGEN, INC. 5,004,000 Shares COMMON STOCK